As filed with the Securities and Exchange Commission on March 21, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Levi Strauss & Co.

(Exact name of registrant as specified in its charter)

Delaware	94-0905160
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

1155 Battery Street

San Francisco, California 94111

(Address of principal executive offices) (Zip code)

Levi Strauss & Co. Amended and Restated 2016 Equity Incentive Plan

Levi Strauss & Co. 2019 Equity Incentive Plan

Levi Strauss & Co. 2019 Employee Stock Purchase Plan

(Full titles of the plans)

Charles V. Bergh

President and Chief Executive Officer

Levi Strauss & Co.

1155 Battery Street

San Francisco, CA 94111

415-501-6000

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Eric Jensen Jodie Bourdet Siana Lowrey Cooley LLP 101 California Street, Fifth Floor San Francisco, CA 94111 415-693-2000	Harmit Singh Seth R. Jaffe David Jedrzejek Levi Strauss & Co. 1155 Battery Street San Francisco, CA 94111 415-502-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class B common stock, par value $0.001 per share
Amended and Restated 2016 Equity Incentive Plan (SARs)	24,618,010(2)	$7.04(3)	$173,310,791	$21,006
Amended and Restated 2016 Equity Incentive Plan (RSUs)	6,597,300(2)	$17.00(4)	$112,154,100	$13,594
Class A common stock, par value $0.001 per share
2019 Equity Incentive Plan	40,000,000(5)	$17.00(4)	$680,000,000	$82,416
2019 Employee Stock Purchase Plan	12,000,000(6)	$14.45(7)	173,400,000	$21,017
Amended and Restated 2016 Equity Incentive Plan	31,215,310(8)	—(9)	—	—
Total	114,430,620	—	$1,138,864,891	$138,033

(1)

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of Class A common stock or Class B common stock that become issuable under the Registrant’s Amended and Restated 2016 Equity Incentive Plan (the “2016 Plan”), the Registrant’s 2019 Equity Incentive Plan (the “2019 Plan”) or the Registrant’s 2019 Employee Stock Purchase Plan (the “2019 ESPP”) by reason of any stock split, stock dividend, recapitalization or any other similar transaction effected that results in an increase in the number of outstanding shares of Class A common stock or Class B common stock.

(2)

Represents shares of Class B common stock reserved for issuance pursuant to stock appreciation right (“SAR”) awards and restricted stock unit (“RSU”) awards granted under the 2016 Plan that are outstanding as of the date hereof. No further stock awards will be made pursuant to the 2016 Plan.

(3)

Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $7.04 per share, the weighted-average exercise price of the outstanding SARs granted under the 2016 Plan.

(4)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $17.00 per share, which is the initial public offering price of the Class A common stock as set forth in the Registrant’s Registration Statement on Form S-1 (File No. 333-229630) that was declared effective on March 20, 2019 (the “IPO Price”).

(5)	Represents shares of Class A common stock reserved for future issuance under the 2019 Plan.
(6)

Represent shares of Class A common stock reserved for future issuance under the 2019 ESPP. The number of shares of Class A common stock reserved for issuance under the 2019 ESPP will automatically increase on January 1 of each year, starting on January 1, 2020 and continuing through January 1, 2029, by the lesser of (a) 1% of the total number of shares of Class A common stock outstanding on December 31 of the preceding calendar year, (b) 2,400,000 shares or (c) a number of shares determined by the Registrant’s board of directors.

(7)

Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $14.45 per share, which is 85% of the IPO Price (the percentage of the price per share applicable to purchases under the 2019 ESPP).

(8)	Represents shares of Class A common stock issuable upon the conversion of shares of Class B common stock underlying stock awards outstanding under the 2016 Plan as of the date hereof.
(9)

Pursuant to Rule 457(i) under the Securities Act, there is no fee associated with the registration of shares of Class A common stock issuable upon the conversion of shares of Class B common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of such shares of Class B common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

Levi Strauss & Co. (the “Registrant”) hereby incorporates by reference in this Registration Statement the following documents filed by it with the Commission:

(a)    The Registrant’s prospectus, dated March 20, 2019, filed with the Commission on March 21, 2019 pursuant to Rule 424(b) under the Securities Act, relating to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-229630), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b)    The description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on March 18, 2019 (File No. 001-06631), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(c)    All other reports and documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

The Registrant’s amended and restated certificate of incorporation that will be in effect upon the completion of its initial public offering of Class A common stock permits indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and the Registrant’s amended and restated bylaws that will be in effect upon the completion of the initial public offering provide that the Registrant will indemnify its directors and officers and permit the Registrant to indemnify its employees and other agents, in each case to the maximum extent permitted by the DGCL. Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with its directors and officers, whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of the Registrant, as currently in effect (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-229630), filed with the Commission on February 13, 2019).

4.1.1	Certificate of Amendment of Restated Certificate of Incorporation of the Registrant, as currently in effect (incorporated herein by reference to Exhibit 3.1.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-229630), filed with the Commission on March 6, 2019).

4.2	Form of Amended and Restated Certificate of Incorporation of the Registrant, to become effective upon the closing of the Registrant’s initial public offering of Class A common stock (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-229630), filed with the Commission on March 11, 2019).

4.3	Amended and Restated Bylaws of the Registrant, as currently in effect (incorporated herein by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-229630), filed with the Commission on February 13, 2019).

4.4	Form of Amended and Restated Bylaws of the Registrant, to become effective upon the closing of the Registrant’s initial public offering of Class A common stock (incorporated herein by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-229630), filed with the Commission on February 13, 2019).

4.5	Form of Class A Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-229630), filed with the Commission on March 11, 2019).

5.1	Opinion of Cooley LLP.

10.1	Amended and Restated 2016 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-229630), filed with the Commission on February 13, 2019).

10.2	Form of Stock Appreciation Right Grant Notice and Agreement under the 2016 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-229630), filed with the Commission on February 13, 2019).

10.3	Form of Restricted Stock Unit Award Grant Notice and Agreement under the 2016 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-229630), filed with the Commission on February 13, 2019).

10.4	Form of Performance Vested Restricted Stock Unit Award Grant Notice and Agreement under the 2016 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1 (File No. 333-229630), filed with the Commission on February 13, 2019).

10.5	2019 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-1 (File No. 333-229630), filed with the Commission on February 13, 2019).

10.6	Form of Stock Grant Notice and Agreement under the 2019 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1 (File No. 333-229630), filed with the Commission on March 11, 2019).

10.7	Form of Restricted Stock Unit Grant Notice and Agreement under the 2019 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form S-1 (File No. 333-229630), filed with the Commission on March 11, 2019).

10.8	2019 Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form S-1 (File No. 333-229630), filed with the Commission on February 13, 2019).

23.1	Consent of Pricewaterhouse Coopers LLP, independent registered public accounting firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

ITEM 9.	UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on March 21, 2019.

LEVI STRAUSS & CO.

By:	/s/ Charles V. Bergh
Charles V. Bergh
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles V. Bergh, Harmit Singh and Seth R. Jaffe, and each or any one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles V. Bergh Charles V. Bergh	President, Chief Executive Officer and Director (Principal Executive Officer)	March 21, 2019

/s/ Harmit Singh Harmit Singh	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 21, 2019

/s/ Gavin Brockett Gavin Brockett	Senior Vice President and Global Controller (Principal Accounting Officer)	March 21, 2019

/s/ Stephen C. Neal Stephen C. Neal	Chairman of the Board of Directors	March 21, 2019

/s/ Troy Alstead Troy Alstead	Director	March 21, 2019

/s/ Jill Beraud Jill Beraud	Director	March 21, 2019

/s/ Robert A. Eckert Robert A. Eckert	Director	March 21, 2019

/s/ Spencer C. Fleischer Spencer C. Fleischer	Director	March 21, 2019

/s/ David A. Friedman David A. Friedman	Director	March 21, 2019

/s/ Peter E. Haas Jr. Peter E. Haas Jr.	Director	March 21, 2019

/s/ Christopher J. McCormick Christopher J. McCormick	Director	March 21, 2019

/s/ Jenny Ming Jenny Ming	Director	March 21, 2019